EXHIBIT 99.1

October 5, 2004

Board of Directors

Nanogen, Inc.

10398 Pacific Center Court

San Diego, California 92121

Re: Initial Registration Statement on Form S-4 of Nanogen, Inc.

filed on October 5, 2004 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 7, 2004, with respect to the fairness from a financial point of view of the Exchange Ratio (as defined therein) to Nanogen, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger dated as of September 7, 2004 among the Company, Empire Acquisition Corp., a wholly owned subsidiary of the Company, and Epoch Biosciences, Inc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary of the Joint Proxy Statement/Prospectus—Opinion of Financial Advisors—Opinion of Nanogen’s Financial Advisor,” “The Merger and Related Transactions—Background of the Merger,” “The Merger and Related Transactions—Nanogen’s Reasons for the Merger,” “The Merger and Related Transactions—Opinion of Nanogen’s Financial Advisor” and “The Merger Agreement—Representations and Warranties” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above referenced Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendment to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Seven Hills Partners LLC

Seven Hills Partners LLC